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                                                                  EXHIBIT 99.185

SETZER, CHERYL
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FROM:        ALI VOJDANI
SENT:        THURSDAY, OCTOBER 30, 1997 4:36 PM
TO:          TERRY MCMANUS; JIM ROBERTSON; ANDY GOLETZ; DARIUSH SHIRMOHAMMADI;
             SHANGYOU HAO; JILL CRIBARI; JIM CRIBARI; STEVE INGRAM;
             PSC-ISOARCHIVE
CC:          MEHDI ASSADIAN
SUBJECT:     HIGHLIGHTS OF THE SCUG MEETING ON 10/28



         --20 organizations have expressed interest in becoming an SC on 1/1/98 or soon after that.

         --SCs are to submit master file data to ISO via an Excel Spreadsheet or MS Access. There is no defined business process for sending changes to ISO. ISO offered to SCs to work together to figure out how to do that.

         --ISO, based on Ziad's recommendation (and against my recommendation) committed to the SCs to allow 1 MW tolerance for balanced schedules from each SC. This will create difficulty for CONG that expects the overall system to be balanced within 1 MW. I cautioned Ziad that we may not be able to do this. (and would probably need a change order).

         --ISO presented the final draft of its take out points based on the current SA data. A major task for utilities is now to create a mapping between the grid take out points and distribution feeder IDs to create a correspondence between customers and take out points.

         --SCUG has identified their highest priority issues as follows: 1) Portfolio energy bidding, 2) zonal (small network) congestion management., 3) portfolio ancillary services bidding. They had a meeting with ISO last week and had discussed. They are meeting with ISO again next week.

         --Susan Schneider, the VP of customer services of ISO was introduced. She claimed she is going to look at SCUG as the ISO customers and would try to create a customer oriented culture at ISO. She is going to look into SCUG training needs and possibility of funding SCUG meetings in the future to get a resolution.

         --At SCUG's request, ISO gave an update on our training program. SCUG is still interested in seeing a more detailed course outline for SC training so that they can decide who to send to which segment of the training.

         --SCUG interested in sacrificing accuracy of GMMs to simplify things. They asked ISO to look into using seasonal GMMs, perhaps with peak and off-peak variations.

         --Unified Information presented their software system, which is intended to help SCs prepare their bids to the ISO.

         --I made another contact at Power Trading of ENRON, Thresa Allen (713-853-6598). She is going to participate in ISO ODR at Folsom. She could be a good entry point for selling training or consulting services to ENRON.


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